Exhibit 3.2

FOURTH AMENDED & RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MAGELLAN MIDSTREAM HOLDINGS GP, LLC

A Delaware Limited Liability Company

Dated as of

December 1, 2008

FOURTH AMENDED & RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MAGELLAN MIDSTREAM HOLDINGS GP, LLC

This FOURTH AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Magellan Midstream Holdings GP, LLC (the “Company”), dated as of December 1, 2008, is adopted, executed and agreed to for good and valuable consideration by MGG GP Holdings, LLC, a Delaware limited liability company, as the member (“Member”).

RECITALS:

WHEREAS, the Company was formed on April 11, 2003 as WEG Acquisition Management, LLC;

WHEREAS, the Company and certain of its members were party to the Limited Liability Company Agreement of the Company dated as of April 18, 2003 (the “LLC Agreement”);

WHEREAS, the Company and certain of its members amended and restated the LLC Agreement effective as of June 17, 2003 (the “First Amended and Restated LLC Agreement”);

WHEREAS, effective September 1, 2003, the Company changed its name from WEG Acquisition Management, LLC to Magellan Midstream Management, LLC, and the Company and certain of its members amended and restated the First Amended and Restated LLC Agreement effective as of September 1, 2003 (the “Second Amended and Restated LLC Agreement”);

WHEREAS, effective October 26, 2005, the Company changed its name from Magellan Midstream Management, LLC to Magellan Midstream Holdings GP, LLC; and

WHEREAS, effective December 21, 2005, the Company and its sole member amended and restated the Second Amended and Restated LLC Agreement (the “Third Amended and Restated LLC Agreement”);

WHEREAS, pursuant to the Contribution Agreement entered into simultaneously with the effectiveness of this Agreement, dated as of December 1, 2008, among MGG Midstream Holdings, the Company, the Partnership and the Member, (i) MGG Midstream Holdings contributed and assigned all of the limited liability company interests in the Company to the Member, (ii) simultaneously with such contribution and assignment, the Member was admitted to the Company as the sole member of the Company and MGG Midstream Holdings ceased to be a member of the Company, and (iii) the Company was continued without dissolution; and

WHEREAS, the Member, as the sole member of the Company, desires to amend and restate the Third Amended and Restated LLC Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the party hereto amends and restates the Third Amended and Restated LLC Agreement in its entirety as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning given such term in the introductory paragraph, as the same may be amended from time to time.

“Applicable Law” means (a) any United States federal, state or local law, statute or ordinance or any rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any national stock exchange or Commission recognized trading market on which securities issued by the Partnership are listed or quoted.

“Assignee” means any Person that acquires a Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company or any portion thereof through a Disposition; provided, however, that, an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Article IV. The Assignee of a dissolved Member is the former shareholder, partner, member or other equity owner or owners or creditor of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member.

“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law has been commenced against such Person and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 Days have expired without the appointment having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“Board” has the meaning given such term in Section 7.01.

“Business Day” means any day other than a Saturday, a Sunday, or a day when banks in New York, New York are authorized or required by Applicable Law to be closed.

“Capital Contribution” means, with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include any Capital Contribution of its predecessors in interest.

“Certified Public Accountants” means a firm of independent public accountants selected from time to time by the Board.

“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties,

administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning given such term in the introductory paragraph.

“Compensation Committee” has the meaning given such term in Section 7.09(e).

“Conflicts Committee” has the meaning given such term in Section 7.09(e).

“Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.

“Delaware Certificate” has the meaning given such term in Section 2.01.

“Director” or “Directors” means a member or members of the Board.

“Dispose,” “Disposing” or “Disposition” means with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Applicable Law.

“Disposing Member” has the meaning given such term in Section 4.02.

“Dissolution Event” has the meaning given such term in Section 12.01(a).

“Encumber,” “Encumbering,” or “Encumbrance” means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Applicable Law.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” or “Governmental” means any federal, state or local court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.

“Incentive Plan” means any plan or arrangement pursuant to which the Company may compensate its employees, consultants, directors and/or service providers.

“Indemnitee” means (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, partner, officer, director, employee, agent or trustee of the Company or any Affiliate of the Company and (c) any Person who is or was serving at the request of the Company or any Affiliate of the Company as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Independent Director” has the meaning given such term in Section 7.09(b).

“Limited Partner” and “Limited Partners” shall have the meaning given such terms in the Partnership Agreement.

“Majority Interest” means Membership Interests in the Company entitled to more than 50% of the Sharing Ratios.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

“Membership Interest” means, with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

“MGG Midstream Holdings” means MGG Midstream Holdings, L.P., a Delaware limited partnership.

“Notices” has the meaning given such term in Section 13.02.

“NYSE” has the meaning given such term in Section 7.09(b).

“Original Filing Date” has the meaning given such term in Section 2.01.

“Partnership” means Magellan Midstream Holdings, L.P., a Delaware limited partnership.

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated February 15, 2006, as amended on July 26, 2007 and as of the date of this Agreement and as it may be further amended, or any successor agreement.

“Person” means any individual, firm, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, joint venture, trust, court, Governmental Authority or any political subdivision thereof, or any other entity.

“Sharing Ratio” means, subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, as it may be amended from time to time, and (b) in the case of Membership Interests issued pursuant to Section 3.01, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such-Person.

“Term” has the meaning given such term in Section 2.06.

“Withdraw,” “Withdrawing” or “Withdrawal” means the withdrawal, resignation or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interests (which are governed by Article IV), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

(b) Other terms defined herein have the meanings so given them.

Section 1.02 Construction.

Whenever the context requires, (a) the gender of all words used in this Agreement includes the masculine, feminine and neuter, (b) the singular forms of nouns, pronouns and verbs shall include the plural and vice versa, (c) all references to Articles and Sections refer to articles and sections in this Agreement, each of which is made a part for all purposes and (d) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II.

ORGANIZATION

Section 2.01 Formation.

The Company was formed on April 11, 2003 (the “Original Filing Date”) by the filing of the Certificate of Formation (the “Delaware Certificate”) with the Secretary of State of Delaware pursuant to the Act.

Section 2.02 Name.

The name of the Company is “Magellan Midstream Holdings GP, LLC” and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Board may select.

Section 2.03 Registered Office; Registered Agent; Principal Office.

The name of the Company’s registered agent for service of process is The Corporation Trust Company, and the address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The principal place of business of the Company shall be located at One Williams Center, Tulsa, Oklahoma 74172. The Board may change the Company’s registered agent or the location of the Company’s registered office or principal place of business as the Board may from time to time determine.

Section 2.04 Purposes.

(a) The Company (i) shall act as the general partner of the Partnership (and may acquire, hold and dispose of partnership interests and related rights in the Partnership in connection with such purpose) and only undertake activities that are ancillary or related thereto and (ii) may, in connection with acting in such capacity, carry on any lawful business or activity permitted by the Act.

(b) Subject to the limitations expressly set forth in this Agreement and the Partnership Agreement, the Company shall have the power and authority to do any and all acts and things deemed necessary or desirable by the Board to further the Company’s purposes and carry on its business, including, without limitation, the following:

(i) acting as the general partner of the Partnership;

(ii) entering into any kind of activity and performing contracts of any kind necessary or desirable for the accomplishment of its business (including the business of the Partnership and its Subsidiaries);

(iii) acquiring any property, real or personal, in fee or under lease or license, or any rights therein or appurtenant thereto, necessary or desirable for the accomplishment of its business (including the business of the Partnership and its Subsidiaries);

(iv) borrowing money and issuing evidences of indebtedness and securing any such indebtedness by mortgage or pledge of, or other lien on, the assets of the Company and the Partnership and its Subsidiaries;

(v) entering into any such instruments and agreements as the Board may deem necessary or desirable for the ownership, management, operation, leasing and sale of the property of the Company and the Partnership and its Subsidiaries; and

(vi) negotiating and concluding agreements for the sale, exchange or other disposition of all or substantially all of the properties of the Company (including the properties of the Partnership and its Subsidiaries), or for the refinancing of any loan or payment obtained by the Company (including any payment obtained by the Partnership and its Subsidiaries).

Section 2.05 Foreign Qualification.

Prior to the Company’s conducting business in any jurisdiction other than Delaware, the officers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the officers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. The officers of the Company shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and, if applicable, terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business or in which it has ceased to conduct business.

Section 2.06 Term.

The period of existence of the Company (the “Term”) commenced on the Original Filing Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 12.03.

Section 2.07 No State Law Partnership.

The Members intend that the Company shall not be a partnership (whether general, limited or other) or joint venture, and that no Member shall be a partner or joint venturer with any other Member, for any purposes, and this Agreement may not be construed or interpreted to the contrary.

Section 2.08 Certain Undertakings Relating to the Separateness of the Company and the Partnership.

(a) Separate Records. The Company shall cause the Partnership to maintain (i) its books and records, (ii) its accounts, and (iii) its financial statements, separate from those of any other Person, except its consolidated Subsidiaries.

(b) Separate Assets. The Company shall not cause or permit the Partnership to commingle or pool its funds or other assets with those of any other Person, except its consolidated Subsidiaries, and shall cause the Partnership to maintain its assets in a manner in which it is not costly or difficult to segregate, ascertain or otherwise identify its assets as separate from those of any other Person.

(c) Separate Name. The Company shall cause the Partnership to (i) conduct its business in its own name, (ii) use separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding its separate identity, and (iv) generally hold itself out as a separate entity.

(d) Separate Credit. The Company shall not cause or permit the Partnership to (i) pay its own liabilities from a source other than its own funds, (ii) guarantee or become obligated for the debts of any other Person, except its Subsidiaries, (iii) hold out its credit as being available to satisfy the obligations of any other Person, except its Subsidiaries, or (iv) pledge its assets for the benefit of any Person or make loans or advances to any Person, except its Subsidiaries; provided, however, that the Company or the Partnership may engage in any transaction described in clauses (ii)-(iv) of this Section 2.08(d) if prior Special Approval has been obtained for such transaction and in the case of transactions described in clauses (ii) and (iii), the Conflicts Committee has determined, or has obtained reasonable written assurance from a nationally recognized firm of independent public accountants or a nationally recognized investment banking or valuation firm, that the borrower or recipient of the credit extension is not then insolvent and will not be rendered insolvent as a result of such transaction.

(e) Separate Formalities. The Company shall cause the Partnership to (i) observe all limited partnership formalities and other formalities required by its organizational documents, the laws of the jurisdiction of its formation and other Applicable Law and (ii) promptly pay, from its own funds, and on a current basis, its allocable share of general and administrative expenses, capital expenditures, and costs for shared services performed by the Company.

ARTICLE III.

MEMBERSHIP

Section 3.01 Membership Interests; Additional Members.

The Member owns the Membership Interests in the Company as reflected in Exhibit A attached hereto. Persons may be admitted to the Company as Members, on such terms and conditions as the Members determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers, and duties. The Board may reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers, and duties, and such an amendment shall be approved and executed by the Board. Any such admission is effective only after such new Member has executed and delivered to the Board and the Company an instrument containing the notice address of the new Member, the new Member’s ratification of this Agreement and agreement to be bound by it.

Section 3.02 Liability.

(a) No Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company.

(b) The Company and the Members agree that the rights, duties and obligations of the Members in their capacities as members of the Company are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members agree that the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights shall not create any duties or obligations of the Member in its capacity as a member of the Company, nor shall such rights be construed to enlarge or otherwise to alter in any manner the duties and obligations of such Members.

Section 3.03 Withdrawal.

A Member does not have the right or power to Withdraw.

ARTICLE IV.

ADMISSION OF MEMBERS; DISPOSITION OF MEMBERSHIP INTERESTS

Section 4.01 General Restriction.

A Member may not Dispose of all or any portion of its Membership Interests except in strict accordance with this Article IV. References in this Article IV to Dispositions of a Membership Interest shall also refer to Dispositions of a portion of a Membership Interest. Any attempted Disposition of a Membership Interest, other than in strict accordance with this Article IV, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Article IV may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (b) the uniqueness of the business of the Company and the relationship among the Members. Accordingly, the Members agree that the provisions of this Article IV may be enforced by specific performance.

Section 4.02 Admission of Assignee as a Member.

An Assignee has the right to be admitted to the Company as a Member, with the Membership Interests (and attendant Sharing Ratio) so transferred to such Assignee, only if (a) the Member making the Disposition (a “Disposing Member”) has granted the Assignee either (i) all, but not less than all, of such Disposing Member’s Membership Interests or (ii) the express right to be so admitted and (b) such Disposition is effected in strict compliance with this Article IV.

Section 4.03 Requirements Applicable to All Dispositions and Admissions.

Any Disposition of Membership Interests and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with:

(a) Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission of the Assignee as a Member.

(b) No Release. No Disposition of Membership Interests shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition, except as otherwise may be provided in any instrument or agreement pursuant to which a Disposition of Membership Interests is effected.

ARTICLE V.

CAPITAL CONTRIBUTIONS

Section 5.01 Capital Contributions.

The Members shall not be obligated to make any additional Capital Contributions to the Company.

Section 5.02 Return of Contributions.

Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. A Capital Contribution remaining unpaid by the Company is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

ARTICLE VI.

DISTRIBUTIONS AND ALLOCATIONS

Section 6.01 Distributions.

Except as otherwise provided in Section 6.02, distributions to the Members shall be made only to all Members simultaneously in proportion to their respective Sharing Ratios (at the time the amounts of such distributions are determined) and in such aggregate amounts and at such times as shall be determined by the Board.

Section 6.02 Distributions on Dissolution and Winding Up.

Upon the dissolution and winding up of the Company, all available proceeds shall be distributed to the Member as determined under Section 12.02.

Section 6.03 Limitations on Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other Applicable Law.

ARTICLE VII.

MANAGEMENT

Section 7.01 Management by Board; Delegation.

(a) The business and affairs of the Company shall be managed by or under the direction of the Board of Directors of the Company (the “Board”), which, pursuant to Section 18-402 of the Act, shall possess all rights and powers which are possessed by “managers” under the Act and otherwise provided herein or by other applicable law, subject to the provisions of this Agreement. The number of directors (the “Directors”) constituting the Board shall be at least four and not more than nine as shall be established from time to time pursuant to a resolution adopted by a majority of the Directors. To the fullest extent permitted by applicable law, except as herein referenced or referenced in the Partnership Agreement, each Director shall have such rights and duties as are applicable to directors of a corporation organized under the General Corporation Law of the State of Delaware. The Sole Member hereby consents to the exercise by the Board of all such powers and rights conferred on it by this Agreement, the Act or otherwise by applicable law with respect to the management and control of the Company and agrees it shall have no power or authority to manage the business and affairs of the Company. Without limiting the generality of the foregoing, Directors shall have the power and authority to approve mergers, consolidations, conversions, and other similar transactions involving the Company.

(b) The Directors shall be elected by the Limited Partners and shall be nominated in accordance with the terms of the Partnership Agreement. The Board of Directors shall be divided into three classes, Class I, Class II, and Class III. The number of Directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of Directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra Director shall be a member of Class III and if the fraction is two-thirds, one of the extra Directors shall be a member of Class III and the other shall be a member of Class II. Each Director shall serve for a term ending as provided herein; provided, however, that the Directors designated in Section 7.01(d) to Class I shall serve for an initial term that expires at the annual meeting of Limited Partners held in 2009, the Directors designated in Section 7.01(d) to Class II shall serve for an initial term that expires at the annual meeting of Limited Partners held in 2010, and the Directors designated in 7.01(d) to Class III shall serve for an initial term that expires at the annual meeting of Limited Partners held in 2011. At each succeeding annual meeting of Limited Partners beginning in 2009, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term.

(c) Each Director shall hold office for the term for which such Director is elected and thereafter until such Director’s successor shall have been duly elected and qualified, or until such Director’s earlier death, resignation or removal. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual meeting of the Limited Partners of the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to death, resignation or removal from office. A Director may be removed only for cause and only upon a vote of the majority of the remaining Directors then in office.

(d) As of the date hereof, the Board shall consist of five Directors. The Directors of the Company as of the date hereof and the Class that each such Director is a member of is hereby designated as follows:

Name	Class
Patrick C. Eilers	Class I
Walter R. Arnheim	Class II
Robert G. Croyle	Class II
Don R. Wellendorf	Class III
James C. Kempner	Class III

(e) The Board shall have the power and authority to delegate to one or more other Persons the Board’s rights and powers to manage and control the business and affairs of the

Company, including delegating such rights and powers of the Board to agents and employees of the Company (including Officers). The Board may authorize any Person (including, without limitation, the Sole Member, or any Director or Officer) to enter into any document on behalf of the Company and perform the obligations of the Company thereunder.

Section 7.02 Regular Meetings.

The Board shall meet at least quarterly. The Board may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

Section 7.03 Special Meetings.

A special meeting of the Board may be called at any time at the request of (a) the Chairman of the Board or (b) a majority of the Directors then in office.

Section 7.04 Notice.

Written notice of all regular meetings of the Board, except for regular meetings scheduled by resolution as set forth in Section 7.02, must be given to all Directors at least five Days prior to the regular meeting of the Board and one Business Day prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an e-mail, telegram or facsimile, and shall be directed to the address, e-mail address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

Section 7.05 Action by Consent of Board.

Except as otherwise required by Applicable Law, or pursuant to the immediately succeeding sentence, all decisions of the Board shall require the affirmative vote of a majority of the Directors present at a meeting at which a quorum, as described in Section 7.07, is present. To the extent permitted by Applicable Law, the Board may act without a meeting so long as the number of the Directors who would be required to take such action at a duly held meeting at which all Directors are present and acting shall have executed a written consent with respect to any Board action taken in lieu of a meeting.

Section 7.06 Conference Telephone Meetings.

Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 7.07 Quorum.

A majority of Directors, present in person or participating in accordance with Section 7.06, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Any act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal from such meeting of a number of Directors that would result in less than a quorum continuing to be present at such meeting.

Section 7.08 Vacancies; Increases in the Number of Directors.

Unless otherwise provided by resolution of the Board of Directors, any vacancy on the Board of Directors (including, without limitation, any vacancy caused by an increase in the number of Directors on the Board of Directors) may only be filled by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director, and not by the Limited Partners. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor.

Section 7.09 Committees.

(a) The Board may establish committees of the Board and, except as otherwise provided in this Agreement or required by Applicable Law, may delegate its powers and authority to such committees.

(b) The Board shall have an audit committee comprised of three Directors, all of whom shall be Independent Directors. Such audit committee shall establish a written audit committee charter and such other items as may be required in accordance with the rules of the New York Stock Exchange, Inc. (the “NYSE”), as amended from time to time. “Independent

Director” shall mean a Director meeting the independence and experience requirements as set forth most recently by the NYSE.

(c) The Board shall have a conflicts committee comprised of three or more Directors, all of whom shall be Independent Directors (the “Conflicts Committee”). Any matter approved by the Conflicts Committee in the manner provided for in the Partnership Agreement shall be conclusively deemed to be fair and reasonable to the Partnership, and not a breach by the Company of any fiduciary or other duties owed to the Partnership by the Company.

(i) Special Approval of the Conflicts Committee shall be required for any action to cause the Company, or for the Company to cause the Partnership, to (1) make or consent to a general assignment for the benefit of the Company’s or the Partnership’s, as applicable, creditors; (2) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company or the Partnership, as applicable, as debtor or otherwise institute bankruptcy or insolvency proceedings by or against the Company or the Partnership, as applicable, or otherwise seek, with respect to the Company or the Partnership, as applicable, relief from debts or protection from creditors generally; (3) file or consent to the filing of a petition or answer seeking for the Company or the Partnership, as applicable, a liquidation, dissolution, arrangement or similar relief under any law; (4) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company or the Partnership, as applicable, in a proceeding of the type described in clauses (1)–(3) of this Section 7.09(c)(i); (5) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Company or the Partnership, as applicable, or for all or any substantial portion of its properties; or (6) dissolve, liquidate, consolidate, merge, or sell all or substantially all of the assets of the Company or the Partnership, as applicable. In acting or otherwise voting on the matters referred to in this Section 7.09(c)(ii), to the fullest extent permitted by law, including Section 18-1101(c) of the Act and Section 17-1101(c) of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, the Directors constituting the Conflicts Committee shall consider only the interest of the Company or the Partnership, as applicable, including its respective creditors.

(ii) Special Approval of the Conflicts Committee shall be required for any amendment to this Section 7.09(c), to the definition of “Independent Director” in Section 7.09(b), and to Section 2.08.

(d) The Board may have a compensation committee comprised of those Directors appointed thereto from time to time by the Board; provided, however, that if no Directors have been so appointed to the compensation committee, then the entire Board shall serve as the compensation committee. The compensation committee or the Board, as the case may be, shall be charged with setting compensation for officers of the Company and the Partnership, as well as administering any Incentive Plans put in place by the Company or the Partnership.

(e) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.04. The Board shall have power at any time to fill vacancies in, or to change the membership of, any committee, or to dissolve any such committee other than the Conflicts Committee, subject to the applicable rules of the NYSE. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any power or authority of the Board.

ARTICLE VIII.

OFFICERS

Section 8.01 Officers.

The Board may designate one or more other persons to be officers of the Company to assist in carrying out the Board’s decisions and the day-to-day activities of the Company in its role as the general partner of the Partnership. Officers are not “managers” as that term is used in the Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Board may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Board. Any officer may be removed as such, either with or without cause, by the Board and any vacancy occurring in any office of the Company may be filled by the Board. Designation of an officer shall not of itself create contract rights.

The officers of the Company shall serve at the pleasure of the Board. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. The officers of the Company shall be a Chairman of the Board, a President, a Secretary, a Treasurer, and such other officers (including, without limitation, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may deem proper. The Chairman of the Board shall be chosen from among the Directors. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VIII. The Board or any committee thereof may from time to time elect such other officers (including one or more Vice Presidents, Controllers, Assistant Secretaries and Assistant Treasurers) as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be.

Section 8.02 Election and Term of Office.

The names and titles of the Officers of the Company as of the date hereof are set forth on Exhibit B hereto. Thereafter, the Officers of the Company shall be elected as determined by the Board. Each officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed pursuant to Section 8.08.

Section 8.03 Chairman of the Board.

The Chairman of the Board shall preside at all meetings of the Limited Partners pursuant to Article VII, and all meetings of the Board. The Chairman of the Board shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such person’s office which may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Directors also may elect a Vice-Chairman to act in the place of the Chairman upon his or her absence or inability to act.

Section 8.04 President; Chief Executive Officer.

The President shall act as the Chief Executive Officer of the Company and, if not the Chairman, shall assist the Chairman of the Board in the administration and operation of the Company’s business and general supervision of its policies and affairs. If not the Chairman, the President, if he is also a Director, shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of the Limited Partners pursuant to Article VII and the Board.

Section 8.05 Vice Presidents.

Each Executive Vice President, Senior Vice President and any Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Board.

Section 8.06 Treasurer.

(a) The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Company to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board. The Treasurer shall, in general, perform all duties incident to the office of the Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board.

(b) Assistant Treasurers shall have such of the authority and perform such of the duties of the Treasurer as may be provided in this Agreement or assigned to them by the Board or the Treasurer. Assistant Treasurers shall assist the Treasurer in the performance of the duties assigned to the Treasurer, and in assisting the Treasurer, each Assistant Treasurer shall for such purpose have the powers of the Treasurer. During the Treasurer’s absence or inability, the Secretary’s authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Board may designate.

Section 8.07 Secretary.

(a) The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Members and of the Limited Partners pursuant to Article VII. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; shall be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

(b) Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary’s absence or inability, the Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.

Section 8.08 Removal.

Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the Board whenever, in their judgment, the best interests of the Company would be served thereby. No officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under any Incentive Plan.

Section 8.09 Vacancies.

A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board.

ARTICLE IX.

INDEMNIFICATION OF DIRECTORS,

OFFICERS, EMPLOYEES AND AGENTS

Section 9.01 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.01, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 9.01 shall be made only out of the assets of the Company or to the extent the Company would be entitled to reimbursement for such indemnification from the Partnership.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.01(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.01.

(c) The indemnification provided by this Section 9.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement (as such term is defined in the Partnership Agreement)), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse its Affiliates for the cost of) insurance on behalf of the Company, its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 9.01, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 9.01(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Limited Partners (as defined in the Partnership Agreement) to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 9.01 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 9.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 9.02 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company or any other Persons who have acquired Membership Interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement.

(c) Any amendment, modification or repeal of this Section 9.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 9.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE X.

TAXES

Section 10.01 Tax Returns.

The Member shall prepare and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company. The Member shall bear the costs of the preparation and filing of its returns.

Section 10.02 Tax Characterization.

The Company and the Member acknowledge that for U.S. federal income tax purposes the Company will be disregarded as an entity separate from the Member pursuant to Treasury Regulation §301.7701-3 as long as all of the Membership Interests of the Company are owned by the Member.

ARTICLE XI.

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 11.01 Maintenance of Books.

(a) The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board pursuant to Article VII and of any meetings or proceedings of the Limited Partners, appropriate registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Company.

(b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, consistently applied and (iii) audited by the Certified Public Accountants at the end of each calendar year.

Section 11.02 Bank Accounts.

Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE XII.

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 12.01 Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(i) the unanimous consent of the Board; or

(ii) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(b) No other event shall cause a dissolution of the Company.

(c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

Section 12.02 Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event, the Board shall appoint a Person to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last Day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii) all remaining assets of the Company shall be distributed to the Member.

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 12.03 Certificate of Cancellation.

On completion of the distribution of Company assets as provided herein, the Board (or such other Person or Persons as the Act may require or permit) shall file or cause to be filed a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.05, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or by Applicable Law.

ARTICLE XIII.

GENERAL PROVISIONS

Section 13.01 Offset.

Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

Section 13.02 Notices.

All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

To the Company:

Magellan Midstream Holdings GP, LLC

One Williams Center

Tulsa, Oklahoma 74172

Attn:    General Counsel

Telephone:    (918) 574-7000

Fax:               (918) 573-6928

To the Member:

MGG GP Holdings, LLC

One Williams Center

Tulsa, Oklahoma 74172

Attn:    General Counsel

Telephone:    (918) 574-7000

Fax:               (918) 573-6928

Section 13.03 Entire Agreement; Superseding Effect.

This Agreement constitutes the entire agreement of the Members relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements between the Members with respect to the Company, whether oral or written.

Section 13.04 Effect of Waiver or Consent.

Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 13.05 Amendment or Restatement.

Subject to the provision of Section 7.09(c)(ii), this Agreement or the Delaware Certificate may be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Member. To the extent any discrepancy arises pursuant to Section 7.01 of this Agreement and the Partnership Agreement, the provisions set forth in the Partnership Agreement shall control, and this Agreement shall be amended to conform to the Partnership Agreement.

Section 13.06 Binding Effect.

Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

Section 13.07 Governing Law; Severability.

THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

Section 13.08 Further Assurances.

In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 13.09 Waiver of Certain Rights.

Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

Section 13.10 Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

Section 13.11 Jurisdiction.

Any and all Claims arising out of, in connection with or in relation to (i) the interpretation, performance or breach of this Agreement, or (ii) any relationship before, at the time of entering into, during the term of, or upon or after expiration or termination of this Agreement, between the parties hereto, shall be brought in any court of competent jurisdiction in the State of Delaware. Each party hereto unconditionally and irrevocably consents to the jurisdiction of any such court over any Claims and waives any objection that such party may have to the laying of venue of any Claims in any such court.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

MEMBER:

MGG GP HOLDINGS, LLC

By:	Magellan Midstream Holdings, L.P., its managing member

By:	Magellan Midstream Holdings GP, LLC, its General Partner

By:	/s/ Don R. Wellendorf
Don R. Wellendorf
President and Chief Executive Officer

Signature Page to Magellan Midstream Holdings GP, LLC Agreement

EXHIBIT A

Member	Sharing Ratio	Effective Capital Contribution
MGG GP Holdings, LLC	100%	$1,000.00

A-1

EXHIBIT B

OFFICERS

Don R. Wellendorf	Chairman, President and Chief Executive Officer
John D. Chandler	Senior Vice President, Chief Financial Officer and Treasurer
Lonny E. Townsend	Senior Vice President, General Counsel, Compliance & Ethics Officer and Secretary

B-1